Exhibit 5.1

April 22, 2022

Tri Pointe Homes, Inc.
19540 Jamboree Road, Suite 300
Irvine, California 92612

Re: Tri Pointe Homes, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of Tri Pointe Homes, Inc. (the “Company”) and am providing this legal opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on the date hereof with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 10,000,000 shares of common stock, par value $0.01 per share (the “Shares”), pursuant to the Tri Pointe Homes, Inc. 2022 Long-Term Incentive Plan (the “Plan”).

I have examined the Registration Statement and other documents that I have deemed relevant and necessary in connection with the opinions contained herein. I do not express any opinion with respect to the laws of any jurisdictions other than the laws of the Delaware General Corporation Law.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized by the Company, and when the Shares are issued to participants in accordance with the terms and conditions of the Plan and applicable award agreements, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In providing this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,
/s/ David C. Lee
David C. Lee